Exhibit 10.2
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of the March 13, 2018, by and between MISTRAS GROUP INC., a Delaware corporation (the “Company”) and DENNIS BERTOLOTTI (“Executive”).
RECITALS:
WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer.

NOW, THEREFORE, the parties agree as follows:

1.    Employment. The Company shall employ Executive and Executive shall be employed by the Company upon the terms and conditions set forth in this Agreement.

1.1    Term. The term of this Agreement will begin August 10, 2017 and will continue until Executive’s termination of employment as set forth in Section 4 (the “Term”).

1.2    Position and Duties. Executive shall serve as the President and Chief Executive Officer of the Company, and will have the authority, duties and responsibilities customarily associated with such titles and positions, and such additional rights, powers, authority, functions, duties and responsibilities commensurate with such positions as the Executive Chairman of the Board of Directors of the Company (the “Board”) may assign to him from time to time. Executive will report directly to and be subject to the control and direction of the Executive Chairman of the Board, consistent with his positions and applicable law; provided, that any decisions relating to Executive’s compensation or the terms of Executive’s employment with the Company shall be determined by the Board. At the request of the Executive Chairman of the Board, Executive shall serve as an officer and director of the Company's subsidiaries and other affiliates without additional compensation.

1.3    Full Time. Executive shall devote all of his business time, attention, knowledge and skills faithfully and to the best of his ability to the performance of the duties and responsibilities of his employment under this Agreement. It is understood that Executive may desire to serve as a member of or advisor to the board of directors or other governing body of one or more other corporations or business entities. Executive will be permitted to do so, subject to the prior written consent of the Board or the Compensation Committee of the Board (the “Compensation Committee”), which consent will not be unreasonably withheld. Executive may engage in personal, charitable and passive investment activities, so long as such other activities do not conflict or interfere with his obligations to, or his ability to perform the duties and responsibilities of his employment with, the Company.

1.4    Company Policies. Executive will observe and adhere to all applicable written Company policies and procedures in effect from time to time, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

2.    Compensation.

2.1    Base Salary. During the Term, the Company will pay a base salary (“Base Salary”) to Executive at an initial annual rate of $475,000, in accordance with its regular payroll practices. Executive’s Base Salary will be prorated for any portion of a year Executive is actually employed by the Company, including the 2017 fiscal year. The Board and/or the Compensation Committee will review Executive's Base Salary at least annually. The Board or the Compensation Committee, acting in its discretion, may increase (but may not decrease) Executive's Base Salary in effect at any time during the Term.

2.2    Short Term Incentive Awards. Executive will be eligible for an annual short term incentive award under the Company's short term or other annual incentive plan applicable to senior executives generally, with an annual target incentive opportunity equal to 100% of Executive's Base Salary (with actual bonus ranging from 0 to 200% of Base Salary, depending upon the extent to which the performance target is or is not attained). The performance criteria for the Company's annual incentive awards for any year will be established and communicated by the Company before or as soon as practicable after the beginning of the year. The short term incentive award, if any, earned by Executive for any year will be payable consistent with the payment of annual incentive compensation to senior executives generally. For the avoidance of doubt, Executive’s 2017 annual target incentive opportunity will be 100% of Executive’s prorated 2017 Base Salary (with actual bonus ranging from 0 to 200% of Executive’s prorated 2017 Base Salary, depending upon the extent to which the performance target is or is not attained).

2.3    Long Term Incentive Award.

(a)    Beginning in 2018, Executive will be eligible for annual grants of restricted stock units (“RSUs”) under the Company’s long term incentive plan (“LTIP”) with a target value equal to 200% of Executive’s Base Salary (with actual grant ranging from 0 to 400% of Base Salary, depending upon the extent to which the performance target is or is not attained), which award (if any) will become vested in four equal increments with 25% vesting on the one year anniversary of the date on which the actual number of RSUs subject to such award is established and earned, and an additional 25% vesting at the end of each year over the following three years (or such other vesting schedule as approved by the Company’s Compensation Committee and satisfactory to Executive), subject to the terms of the Company’s stock plan. The performance criteria for the Executive’s annual grant of RSUs under the LTIP for any year will be established and communicated by the Company before or as soon as practicable after the beginning of the year.

(b)    For 2017, Executive shall receive his award pursuant to the target grant established in the first quarter of 2017. In addition, Executive shall be granted an additional one-time special award in March 2018 to compensate Executive for becoming the Chief Executive Officer of the Company on August 10, 2017. The amount of this special award shall be determined using a methodology similar to that used to determine the additional short-term incentive award Executive will receive for 2017 to account for his promotion to Chief Executive Officer of the Company as of August 10, 2017.

3.    Benefits and Expenses.

3.1    General. Executive will be entitled to participate in such qualified and nonqualified employee pension plans, stock option or other equity or long term incentive compensation plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of any other employee of the Company. Executive shall be entitled to four weeks' annual vacation, to be taken in accordance with the vacation policy of the Company applicable to its senior management generally.

3.2    Specific Items. Unless the Board determines otherwise, during the Term, Executive will receive the additional benefits and perquisites described below.

(a)    Home Office. Unless the Board determines otherwise, during the Term, the Company will provide such computer and other electronic equipment and services as are reasonably required in order to enable Executive to tend to the business of the Company outside of regular business hours and when he is otherwise away from the Company's offices.

(b)    Life Insurance Coverage. The Company will pay the annual premium cost of a $1.5 million term life insurance policy for the life of Executive (which policy will be owned by Executive or his designee). Upon Executive’s termination of employment for any reason other than his death, Executive will have the right to continue the term life insurance policy; provided that, Executive will be solely responsible for the annual premium payments except as set forth in Section 5.1(h) and 5.2(e) below.

3.3    Conditions of Employment. Executive’s place of employment will be at the Company's headquarters at Princeton Junction, New Jersey, subject to the need for business travel in connection with the performance of his duties. The conditions of Executive’s employment, including, without limitation, office space and accoutrements, secretarial, administrative and other support, will be consistent with his status as the President and Chief Executive Officer of the Company. Executive will be entitled to first-class travel for flights; provided, that Executive must first use any available free upgrades.

3.4    Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly reimburse him for all expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company's expense reimbursement policies applicable to the Chief Executive Officer or as otherwise approved by the Compensation Committee.

4.    Termination of Employment.

4.1    Resignation. Executive may terminate his employment before the end of the Term upon 60 days prior written notice to the Company. Upon receipt of such notice, the Board, at its sole discretion, may relieve Executive of his active duties and may require Executive to use any accrued and unused paid time off, including vacation, during the notice period. The Board may also waive such notice, and/or set an earlier termination date upon receipt of such notice, in which event Executive’s employment will terminate on the earlier termination date.

4.2    Termination by the Company for Cause. The Board may terminate Executive’s employment at any time for "Cause" if Executive:

(a)    is convicted of or pleads nolo contendre to a felony or is indicted for the commission of a felony against the Company that has a materially adverse effect on the Company's business;

(b)    commits fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company;

(c)    willfully fails or refuses to carry out the material responsibilities of his employment, as reasonably determined by the Company; or

(d)    willfully engages in any act or omission that is in violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

A decision to terminate Executive’s employment for Cause must be made, if at all, by the affirmative vote of a majority of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth above and specifying the particulars thereof in reasonable detail. If the act or omission giving rise to the termination for Cause is curable by Executive, the Board will provide 30 days written notice to Executive of its intent to terminate Executive for Cause, with an explanation of the reason(s) for the termination for Cause, and if Executive cures the act or omission within the 30 day notice period (as reasonably determined by the Board in its good faith discretion), the Board will rescind the notice of termination and Executive’s employment will not be terminated for Cause at the end of the 30 day notice period. If Executive has previously been afforded the opportunity to cure particular behavior and successfully cured under this provision, the Board will have no obligation to provide Executive with notice and an opportunity to cure a recurrence of that behavior prior to a termination for Cause. For purposes of this Section, no act or failure to act by Executive shall be deemed "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that such action of omission was in, or not opposed to, the best interest of the Company.

4.3    Termination by the Company Without Cause. The Board may terminate Executive's employment without Cause at any time before the end of the Term, subject to 60 days prior written notice to Executive. Following such notice, the Board, at its sole discretion, may relieve Executive of his active duties and require Executive to use any accrued and unused paid time off, including vacation, during the notice period. The Board may at its sole discretion also provide 60 days pay in lieu of notice. For the purposes hereof, the termination of this Agreement at the expiration of the initial Term or a renewal Term due to non-renewal by the Company pursuant to Section 1.1 will be deemed to be a termination of Executive’s employment by the Company without Cause.

4.4    Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason at any time (before the end of the Term) if:

(a)    there is a material adverse change in Executive’s status or position as President and Chief Executive Officer of the Company, including, without limitation, a material diminution of his position, duties, responsibilities or authority or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position;

(b)    a material reduction in Executive’s annual Base Salary;

(c)    a material reduction in Executive’s total target incentive award opportunity during a calendar year in violation of Section 2.2 and Section 2.3;

(d)    a breach by the Company of any of its material obligations under this Agreement; or

(e)    the relocation of Executive’s principal place of employment by more than 50 miles from the then current location; or

(f)    in connection with a Change in Control, the failure or refusal by the successor or acquiring company to expressly assume the obligations of the Company under this Agreement.

Before terminating his employment for Good Reason, Executive must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that Executive deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent Executive’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.

4.5    Termination Due to Disability. If Executive becomes “Disabled,” the Company may terminate his employment. For this purpose, Executive will be considered “Disabled” if Executive is unable to substantially perform the customary duties and responsibilities of his employment for 180 consecutive calendar days or 180 or more calendar days during any 365 calendar day period by reason of physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician selected by the Company. Executive acknowledges that, if he becomes "Disabled" under the preceding definition, he will have become unable to perform the essential functions of his position and there would be no reasonable accommodation which would not constitute an undue hardship to the Company that the Company could make due to the nature of his position. Executive’s termination due to Disability will be effective immediately upon the Company mailing or transmitting written notice of such termination to Executive.

4.6    Termination Due to Death. If Executive dies during the Term, his employment and this Agreement will terminate on the date of his death.

5.    Payments and Benefits Upon Termination of Employment.

5.1    Termination of Employment by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause pursuant to Section 4.3 or by Executive for Good Reason pursuant to Section 4.4, then, subject to Section 7, Executive shall be entitled to receive the following payments and benefits:

(a)    a single cash payment equal to the sum of (1) the unpaid amount, if any, of Base Salary previously earned by Executive through the date of his termination, and (2) the unpaid amount, if any, of the short term incentive award earned by Executive for the preceding year;

(b)    payment of any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;

(c)    any payments or benefits which are payable to Executive or his covered spouse, or a dependent or beneficiary of Executive, under and in accordance with the provisions of any employee plan, program or arrangement of the Company, and settlement of any previously earned and unpaid long-term incentive awards;

(d)    a cash payment equal to the product of (1) the short term incentive award (if any) that would have been earned by Executive for the calendar year in which his employment terminates if his employment had not terminated based on the satisfaction of any pre-established performance objectives, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the beginning of that calendar year until the date his employment terminates, and the denominator of which is 365 ("Pro Rata Bonus"), which payment will be made when the bonus for such calendar year would otherwise have been paid;

(e)    a single sum cash payment, to be made as soon as practicable (but not more than thirty days) following termination of employment, of an amount equal to 1.5 times the sum of (1) the highest annual rate of Executive’s Base Salary at any time during the 24 months preceding the termination of his employment, and (2) Executive’s target short term incentive award for the calendar year in which his employment terminates (or, if greater, the actual annual short term incentive award earned by Executive for the preceding calendar year);

(f)    Executive will be deemed to have satisfied in full any service-based vesting condition under any then outstanding long-term incentive awards (including, without limitation, the initial incentive award described in Section 2.3 hereof), with the amount payable under any then outstanding performance-based awards being determined at the end of the applicable performance period based on the satisfaction of any performance conditions subject to such performance-based awards as if Executive’s employment had continued throughout the applicable performance period;

(g)    if, immediately before the termination of his employment, Executive and/or his spouse participates (other than via COBRA) in a Company group health plan, then, for the 24 months following the date of such termination (or, if sooner, until corresponding coverage is obtained under a successor employer's plan), Executive and/or such spouse may continue participating in such plan at the same benefit and contribution levels applicable to active senior executives of the Company (which continuing participation will be deemed to be in addition to and not in lieu of COBRA), or, if such coverage is not permitted by the plan or by applicable law, the Company will provide COBRA continuation coverage to Executive and his spouse at the Company's sole expense, if and to the extent they or either of them shall have elected and shall be entitled to receive COBRA continuation coverage;

(h)    the Company will continue to make the premium payments described in Section 3.2(b) with respect to the life insurance policy on Executive’s life for 24 months following the termination of his employment or until his earlier death; and

(i)    Executive will continue to receive for a period of 24 months after the termination of his employment such perquisites (including, without limitation, any financial planning services), as were made available to him at any time during the 12 months preceding the termination of his employment.

5.2    Termination Due to Disability or Death. If Executive’s employment is terminated by the Company due to Disability pursuant to Section 4.5, or if Executive's employment terminates by reason of his death, then, subject to Section 7, Executive (or his beneficiary, as the case may be) shall be entitled to receive the following payments and benefits:

(a)    a single cash payment equal to the sum of (1) the unpaid amount, if any, of Base Salary previously earned by Executive through the date of his termination, and (2) the amount of any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;

(b)    any payments or benefits which are payable to Executive, his spouse or any of his dependents or any beneficiary under and in accordance with the provisions of any employee plan, program or arrangement of the Company;

(c)    a single sum cash payment equal to the sum of (1) an amount equal to six months' Base Salary, (2) the unpaid amount, if any, of the short term incentive award earned by Executive for the preceding year, and (3) an amount equal to his target bonus for the year multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of that calendar year until the date his employment terminates, and the denominator of which is 365;

(d)    Executive will be deemed to have satisfied in full any service-based vesting condition under any then outstanding long-term incentive awards (including, without limitation, the initial incentive award described in Section 2.3 hereof), with the amount payable under any then outstanding performance-based awards being determined at the end of the applicable performance period based on the satisfaction of any performance conditions subject to such performance-based awards as if Executive’s employment had continued throughout the applicable performance period;

(e)    if Executive’s employment is terminated due to his Disability, the Company will continue to make the premium payments described in Section 3.2(b) with respect to the life insurance policy on Executive’s life for 24 months following the termination of his employment or until his earlier death; and

(f)    Access to continuing group health plan coverage as described in Section 5.1(g).

5.3    Termination by the Company for Cause or Voluntary Termination by Executive. If the Company terminates Executive’s employment for Cause pursuant to Section 4.2 or if Executive resigns his employment before the end of the Term (other than a termination by Executive for Good Reason pursuant to Section 4.4), then Executive shall not be entitled to any additional payments or benefits except for payments and benefits, if any, that may have been earned and are or will be payable under and in accordance with the terms of any employee benefit plan in which Executive is a participant when his employment terminates.

6.    Change in Control.

6.1    General. Except as otherwise specified in this Section 6, Executive will not be entitled to any additional rights, payments or benefits as a result of a “Change in Control” (as defined in Section 6.4 below), it being understood, however, that, except as otherwise enhanced pursuant to this Section 6, the provisions of this Agreement, including, without limitation, the provisions of Sections 4 and 5 (relating to the termination of Executive's employment) will continue in full force and effect subsequent to any such

Change in Control. Notwithstanding the foregoing, if (a) within two years after a Change in Control, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, or (b) within six months before a Change in Control, Executive’s employment is terminated by the Company without Cause at the request of the acquiring company or otherwise in contemplation of the Change in Control, then (1) the Pro Rata Bonus element of Executive’s severance, as described in Section 5.1(d) above, will be determined with reference to Executive’s target short term incentive bonus for the year of termination and payment of the Pro Rata Bonus will be made in a lump sum cash payment at or promptly after the time of such termination or, if later, immediately prior to the occurrence of the Change in Control, and (2) in lieu of the payment described in Section 5.1(e), a single sum cash payment to be made as soon as practicable (but not more than thirty days) following termination of employment, of an amount equal to 2.0 times the sum of (x) the highest annual rate of Executive’s Base Salary at any time during the 24 months preceding the termination of his employment, and (y) Executive’s target short term incentive award for the calendar year in which his employment terminates (or, if greater, the actual annual short term incentive award earned by Executive for the preceding calendar year).

6.2    Effect of a Change in Control on Long Term Incentive Awards. All outstanding equity-based incentive awards granted by the Company to Executive shall become fully vested immediately before the occurrence of a Change in Control if (a) Executive is then still employed by or in the service of the Company, or (b) within six months preceding the Change in Control, Executive’s employment is terminated by the Company without Cause or by him for Good Reason; with the payout under any performance-based award being equal to the target amount.

6.3    Section 280G.

(a)    If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) the net after-tax benefit that Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefits Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Section 5.1(e) hereof.

(b)    Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by Reed Smith LLP (“Reed Smith”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. Reed Smith may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Reed Smith shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least thirty (30) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Executive or withheld by the Company. Executive and the Company shall furnish to Reed Smith such information and documents as Reed Smith may reasonably request in order to make a determination under this section. The Company shall bear all costs Reed Smith may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with Reed Smith for tax planning under Section 280G and 4999 of the Code.

(c)    The Company hereby agrees that, for purposes of determining whether any Transaction Payment would be subject to the excise tax under Section 4999 of the Code, the non-compete set forth in Section 8.5 shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or Reed Smith’s attribution of a value to the non-compete set forth in Section 8.5 that is less than the total compensation amount that is disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K in the year prior to the year of the event that triggers the Excise Tax, to the extent the use of such lesser amount results in a larger Excise Tax than Executive would have been subject to had the Company or Reed Smith attributed a value to the non-compete set forth in Section 8.5 that is at least equal to the total compensation amount disclosed under Item 402(c) of the Securities and Exchange Commission Regulation S-K for such year.

6.4    Definition of Change in Control. For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (a) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than Executive, the Company, any employee benefit plan of the Company, any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company or any person who becomes a beneficial owner directly or indirectly of securities of the Company pursuant to a transaction described in (b) below, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company's then outstanding voting securities; or (b) there shall have been consummated a consolidation, merger or reorganization of the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization); or (c) individuals who are set forth as directors or director nominees of the Company in Amendment No 3 to the Registration Statement on Form S-1, as filed on August 24, 2009 (the “Registration Statement”), with the Securities and Exchange Commission (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to the date of the closing of the initial public offering of the common stock of the Company pursuant to the Registration Statement, as subsequently amended, whose appointment or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or (d) the stockholders of the Company approve the complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (b) above).

7.    Release of Claims: Restoration of Payments; Section 409A Delayed Payments.

7.1    Release. Notwithstanding anything to the contrary contained herein, Executive’s right to receive any and all separation payments or benefits under Section 5.1(d) - 5.1(i), 5.2(c) - 5.2(f), 6.1, and/or 6.2 shall be conditioned on the execution and delivery of a reasonable and customary form of general release by Executive in favor of the Company, its affiliates and their officers, directors and employees, in such form as the Compensation Committee or the Board may specify. Any such payment or benefit shall be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Executive’s employment.
7.2    Restoration of Payments. Executive’s right to receive any separation payments and benefits pursuant to this Agreement shall be subject to his substantial compliance with the non-competition and non-solicitation restrictive covenants set forth in Section 8.5. If Executive fails to substantially comply with such covenants set forth in Section 8.5, then (a) Executive shall not be entitled to any further separation payments and benefits under this Agreement, and (b) the Company may seek to obtain the return by Executive of any separation payments and the value of any separation benefits previously received hereunder. This Section shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief with respect to a violation or breach by Executive of the covenants set forth in Section 8.5 or the right of Executive to otherwise receive payments to which he is entitled. The Company shall not have the right of set off in connection with the enforcement of its rights hereunder.

7.3    Section 409A Delayed Payment Requirements. Notwithstanding any provision to the contrary in this Agreement or in any employee plan or other agreement, plan, policy or program of the Company, any payment otherwise required to be made to Executive on account of his separation from service (including, without limitation, payments and benefits payable under Section 5.1) to the extent such payment is properly treated as deferred compensation subject to Section 409A of the Code, shall be delayed until the first business day after the expiration of six months from the date of the termination of Executive’s employment or, if earlier, the date of his death. On the delayed payment date, there shall be paid to Executive (or his estate, as the case may be) in a single cash payment an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence. Notwithstanding the foregoing, Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code.
8.    Restrictive Covenants.

8.1    Access to Secret and Confidential Information. The Company has furnished and shall furnish to Executive secret and confidential information with respect to the Company and its affiliates (collectively “Secret and Confidential Information”), to which Executive would not otherwise have access and of which Executive would not otherwise have knowledge. Secret and Confidential Information includes, without limitation, technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Executive alone, with other or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company or any of its affiliates requires to be maintained in confidence for its or their continued business success.

8.2    Non-Disclosure of Secret and Confidential Information. Executive shall not, during the period of his employment with the Company or at any time thereafter, knowingly or intentionally disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Secret and Confidential Information, except as properly required in the ordinary course of the Company's business or as directed and authorized by the Company or as required by court order, law or subpoena, or other legal compulsion to disclose, it being understood that information that is known generally in the industry or is otherwise available to the public (other than as a result of a violation of Executive's obligation under this Section 8.2) shall not be considered Secret and Confidential Information.

8.3    Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive’s possession, whether prepared by Executive or others. If at any time after the termination of employment, Executive determines that he has any Secret and Confidential Information in his possession or control, Executive shall immediately return to the Company all such Secret and Confidential Information, including all copies and portions thereof.

8.4    Inventions. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the term of his employment, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall take all actions necessary so that the Company can prepare and present applications for copyright or letters patent therefor, and can secure such copyright or letters patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive shall be bound by all such obligations and restrictions and take all action necessary to discharge the obligations of the Company.

8.5    Non-Solicitation and Non-Competition Restrictions. To protect the Company's Secret and Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, Executive will be subject to the following restrictive covenants during and for the stated period following the termination of his employment.

(a)    Non-Competition. For one year following the termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, knowingly or intentionally (1) personally engage in Competitive Activities (as defined below); or (2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in

Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Executive’s purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as such equity interest in any such company is not more than 5% of the value of the outstanding stock or 5% of the outstanding voting securities of said publicly traded company. For the avoidance of doubt, this subsection (a) shall not prohibit Executive from being employed by, or providing services to, a consulting firm, provided that Executive does not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person entity affiliated with such individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities.

(b)    Competitive Activities. For the purposes hereof, the term “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any affiliate. Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services does not overlap with the geographic marketing area for the applicable products and services of the Company and its affiliates.

(c)    Interference With Business Relations. For two years following his separation from employment with Company, Executive shall not, without the prior written consent of the Company, knowingly or intentionally, directly or indirectly:

(i)    recruit, induce or solicit any individual who is or who, within the preceding six months, was a non-clerical employee of the Company (including any of its subsidiaries) for employment or for retention as a consultant or service provider, or hire any such individual; or

(ii)    solicit or induce any client, customer, or prospect of the Company (including any subsidiary of the Company) (1) to cease being, or not to become, a customer of the Company (or any such subsidiary), or (2) to divert any business of such customer or prospect from the Company (or any such subsidiary).

8.6    Reformation. If a court concludes that any time period and/or the geographic area specified in Section 8.5 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, as the case may be, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

8.7    Remedies. It is intended that, in view of the nature of the Company's business, the restrictions contained in this Section 8 of the Agreement shall be considered reasonable and necessary to protect the Company's legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company's attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in this Agreement and/or the recovery of money damages, attorneys' fees, and costs. These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

8.8    Severability. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Section 8 is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Section 8. Further, it is intended that the court should construe this Section 8 by limiting and reducing it only to the extent necessary to be enforceable under then applicable law, taking into account the intent of the parties.

8.9    Future Employment. If, before the expiration of the period covered by Section 8.5 hereof, Executive seeks or is offered employment by any other company, firm, person or entity, Executive shall provide a copy of this Section 8 to the prospective employer before accepting employment with that prospective employer.

9.    No Duty to Mitigate. Except as otherwise specifically provided herein, Executive’s entitlement to payments or benefits upon or following the termination of his employment will not be subject to mitigation or a duty to mitigate by Executive.

10.    Successors and Beneficiaries.

10.1    Successors and Assigns of the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed the Company's obligations under this Agreement. In any such event, the term “Company,” as used herein shall mean the Company, as defined above, and any such successor or assignee.

10.2    Executive’s Beneficiary. For the purposes hereof, Executive’s beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to Executive’s death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives Executive, Executive’s beneficiary will be deemed to be his surviving spouse, if any, or, if none, his estate

11.    Arbitration.

11.1    Dispute Resolution. Except as otherwise specifically provided in Section 8.7 (relating to the ability of a party to seek injunctive or other equitable relief from a court), any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be resolved exclusively by arbitration .

11.2    Claim Initiation/Time Limits. A party must notify the other party in writing of a request to arbitrate a dispute within the same statute of limitations period applicable to the legal claim asserted. The written request for arbitration must specify (a) the factual basis on which the claim is made; (b) the statutory provision or legal theory under which the claim is made; and (c) the nature and extent of any relief or remedy sought

11.3    Procedures. The arbitration will be administered in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), in the Princeton, New Jersey metropolitan area (or, if different, in the metropolitan area in which Executive is then or was last employed) before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such Rules. The Company will pay the fees of the AAA and the arbitrator and will bear the administrative expenses of any such arbitration proceeding. Each party may be represented by counsel of its or his own choosing and at its or his own expense; provided, however, that attorneys' fees and costs may be awarded to a prevailing party in the discretion of the arbitrator. The arbitrator's award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.

12.    Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, excluding its conflict of law rules or any other principle that could require the application of the law of any other jurisdiction.

13.    Indemnification. In the absence of a separate written indemnification agreement between the Company and Executive, the Company shall indemnify Executive and hold him harmless from and against any claim, liability and expense (including, without limitation, reasonable attorney fees) made against him or incurred by him in connection with his employment by the Company or his membership on the Board (including, without limitation, service for subsidiaries or affiliates of the Company in fulfillment of his duties and responsibilities under this Agreement), to the maximum extent permitted by applicable law.

14.    Withholding. The Company and its Affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes and other amounts as may be required to be withheld pursuant to applicable law.

15.    Entire Agreement. This Agreement (including any exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof.

16.    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

17.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and consistent with the intention of the parties, and, in furtherance thereof, if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

18.    Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right No waiver, express or implied, by a party of any right or any breach by the other party shall constitute a waiver of any other right of such party or breach by such other party.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MISTRAS GROUP, INC.

By:____________________________________
Name:    Sotirios J. Vahaviolos
Title:    Executive Chairman

______________________________________
Dennis Bertolotti